Exhibit 99.2

Renovacor, Inc. Closes its Business Combination with Chardan Healthcare Acquisition 2 Corp. and Will Begin Trading on the New York Stock Exchange

Common stock and warrants of the combined company, renamed Renovacor, Inc., will commence trading on September 3, 2021 on the NYSE under ticker symbols “RCOR” and “RCOR.WS”, respectively.

Gross proceeds from the transaction totaled approximately $95.1 million.

PHILADELPHIA, September 2, 2021 (GLOBE NEWSWIRE) — Renovacor, Inc. (“Renovacor”), an early-stage biotechnology company developing adeno-associated virus (AAV)-based gene therapies for devastating cardiovascular and central nervous system diseases resulting from BAG3 gene variants, today announced the closing of its previously announced business combination with Chardan Healthcare Acquisition 2 Corp. (NYSE: CHAQ) (“CHAQ”), a special purpose acquisition company sponsored by Chardan Capital Markets (“Chardan”). Renovacor, Inc., the resulting combined company, expects to commence trading its common stock and public warrants under the ticker symbols “RCOR” and “RCOR.WS”, respectively, on the New York Stock Exchange (NYSE) on September 3, 2021. Renovacor will continue to operate under its existing management team led by Magdalene Cook, M.D., its chief executive officer.

The business combination was approved by CHAQ’s stockholders at a special meeting held on September 1, 2021. The transaction had been previously approved by Renovacor stockholders. Gross proceeds from the transaction totaled approximately $95.1 million, including $30.0 million from the concurrent closing of a previously announced private placement investment in public equity (PIPE) financing.

A group of premier investors participated in the PIPE financing, including RTW Investments LP, Surveyor Capital (a Citadel company), Chardan Healthcare Investments, Acorn Bioventures, Innogest Capital and Longview Ventures (an affiliate of Broadview Ventures). Other top-tier investors participating in the business combination include 683 Capital, Affinity Asset Advisors, Altium Capital, Ikarian Capital, Sio Capital Management and South Ocean Capital Management.

“With this transformative transaction, Renovacor is entering the public market in a strong financial position and backed by a high-quality investor syndicate,” said Dr. Cook. “This will serve us well as we work to bring our lead product candidate, REN-001, into the clinic, advance our broader pipeline and solidify our role as industry leaders in the development of innovative genetically derived therapies for cardiovascular diseases. I would like to thank the entire Renovacor team, our partners at CHAQ and our new and existing stockholders for their support as we pursue these goals. We look forward to our continued work together as we seek to leverage our unique therapeutic approach to address the unmet needs of patients with BAG3-associated diseases.”

Jonas Grossman, president and chief executive officer of CHAQ, commented, “We believe Renovacor’s sound development strategy, experienced management team and world-class scientific advisors will position the company for sustained success. We expect the added financial flexibility provided by its public listing and concurrent financing will accelerate the development of Renovacor’s pipeline to create much needed therapies for patients, while potentially generating significant long-term value for stockholders.”

REN-001 is an AAV-based gene therapy targeting the monogenic disease, BAG3-associated dilated cardiomyopathy (“BAG3 DCM”), a rare, genetically driven form of heart failure. BAG3 DCM is an area of high unmet medical need, as it has a five-year survival rate of less than 50% and an average age of onset of 38 years. Renovacor anticipates submitting an IND for REN-001 in BAG3 DCM in mid-2022 and beginning a phase I/II clinical trial shortly thereafter. Alongside this lead program, Renovacor is advancing other preclinical pipeline programs targeting cardiovascular and central nervous system diseases associated with abnormalities of BAG3 gene expression and function.

The gross proceeds of approximately $95.1 million from the business combination and PIPE transaction will provide an expected cash runway to fund Renovacor’s planned operations into 2023.

Chardan acted as M&A advisor and placement agent for CHAQ. Latham & Watkins LLP acted as legal counsel for CHAQ. Troutman Pepper Hamilton Sanders LLP acted as legal counsel for Renovacor.

About Renovacor

Renovacor is a preclinical stage gene therapy company developing a pipeline of innovative and proprietary AAV-based gene therapies for BAG3 gene mutation-associated diseases in areas of high unmet medical need. Renovacor’s therapeutic focus is initially on cardiovascular disease, with a lead program in BAG3 mutation-associated dilated cardiomyopathy. For more information, please visit www.renovacor.com. No part of Renovacor’s website is incorporated by reference into or otherwise deemed to be a part of this press release.

About Chardan Healthcare Acquisition Corp.

CHAQ was a special purpose acquisition company formed for the purpose of effecting a merger, acquisition, or similar business combination. CHAQ was founded and sponsored by Chardan. CHAQ is Chardan’s sixth publicly traded acquisition vehicle. No part of Chardan’s website is incorporated by reference into or otherwise deemed to be a part of this press release.

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the anticipated development timeline of Renovacor’s product candidates. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of Renovacor’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by Renovacor from time to time with the Securities Exchange Commission. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Renovacor and CHAQ assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Renovacor nor CHAQ gives any assurance that either Renovacor or CHAQ will achieve its expectations.

Investor Contact:

John Mullaly

LifeSci Advisors

617-429-3548

jmullaly@lifesciadvisors.com

Media Contact:

Patrick Bursey

LifeSci Communications

646-970-4688

pbursey@lifescicomms.com